SOMNIGROUP INTERNATIONAL INC. REPORTS FIRST QUARTER RESULTS
- First Quarter 2025 Net Sales Growth of 35%
- Strong First Quarter Cash Flow from Operations of $106 Million

DALLAS, TX, May 8, 2025 - Somnigroup International Inc. (NYSE: SGI, "Company") announced financial results for the first quarter ended March 31, 2025 and revised financial guidance for the full year 2025.

On February 5, 2025, the Company completed its previously reported acquisition of Mattress Firm. The Company’s 2025 first quarter financials include Mattress Firm’s operations for the period February 5, 2025 through March 31, 2025 (the "stub period").

FIRST QUARTER 2025 FINANCIAL SUMMARY

•Total net sales increased 34.9% to $1,604.7 million as compared to $1,189.4 million in the first quarter of 2024, primarily driven by the inclusion of $593.7 million of Mattress Firm sales for the stub period, offset by the accounting elimination of $130.1 million of sales from the Tempur Sealy North America segment to the Mattress Firm segment during the stub period.
•Gross margin was 36.2% as compared to 39.9% in the first quarter of 2024. Adjusted gross margin(1) was 42.2% as compared to 40.1% in the first quarter of 2024.
•Operating income was $13.2 million as compared to $131.5 million in the first quarter of 2024, primarily driven by costs during the quarter related to the Mattress Firm acquisition. Adjusted operating income(1) was $182.8 million as compared to $149.4 million in the first quarter of 2024.
•Net loss was $(33.1) million as compared to net income of $76.3 million in the first quarter of 2024. Adjusted net income(1) was $97.0 million as compared to $89.7 million in the first quarter of 2024.
•Loss per diluted share was $(0.17) as compared to earnings per diluted share ("EPS") of $0.43 in the first quarter of 2024. Adjusted EPS(1) was $0.49 as compared to $0.50 in the first quarter of 2024.

KEY HIGHLIGHTS

(in millions, except percentages and per common share amounts)	Three Months Ended		% Reported Change
	March 31, 2025	March 31, 2024
Net sales	$1,604.7	$1,189.4	34.9%
Net (loss) income	$(33.1)	$76.3	(143.4)%
Adjusted net income (1)	$97.0	$89.7	8.1%
(Loss) earnings per share	$(0.17)	$0.43	(139.5)%
Adjusted EPS (1)	$0.49	$0.50	(2.0)%

Company Chairman and CEO Scott Thompson commented, "Our results this quarter both reflect the transformational acquisition of Mattress Firm and highlight our ability to navigate a weak global market. All of our business units, domestically and internationally, successfully made progress on their growth opportunities as we leverage the core strengths of our business, including scale, operational flexibility and manufacturing capabilities. I continue to be impressed by our people, all around the world, as they focus on execution and taking care of our customers to deliver share gains and efficient cost management across the Somnigroup enterprise. Everyone in the organization has stepped up to quickly advance our near and longer term initiatives to continue delivering value to shareholders."

(1) This is a non-GAAP financial measure. Please refer to "Non-GAAP Financial Measures and Constant Currency Information" below.

Business Segment Highlights

The Company's business segments include Tempur Sealy North America, Tempur Sealy International and Mattress Firm. Corporate operating expenses are not included in any of the business segments and are presented separately as a reconciling item to consolidated results.

Tempur Sealy North America net sales were impacted by the accounting elimination of $130.1 million of sales to Mattress Firm for the stub period. Net sales decreased $194.9 million to $706.2 million as compared to $901.1 million in the first quarter of 2024. Net sales through the wholesale channel decreased $192.4 million to $584.5 million as compared to the first quarter of 2024, primarily driven by a 16.7% decline from this accounting elimination of $130.1 million and an 8.0% decline from continued macroeconomic pressures impacting U.S. consumer behavior of $62.3 million. Net sales through the direct channel decreased $2.5 million, or 2.0%, to $121.7 million as compared to the first quarter of 2024.

North America gross margin declined 340 basis points to 34.0% as compared to 37.4% in the first quarter of 2024. Adjusted gross margin(1) improved 760 basis points to 45.3% as compared to 37.7% in the first quarter of 2024. The improvement was primarily driven by the elimination of sales to Mattress Firm for the stub period, operational efficiencies and favorable mix. These improvements were offset by operating expense deleverage and commodity cost inflation.

North America operating margin was 5.7% as compared to 14.9% in the first quarter of 2024. Adjusted operating margin(1) improved 190 basis points to 17.2% as compared to 15.3% in the first quarter of 2024. The improvement was primarily driven by the improvement in gross margin, partially offset by investments in advertising.

Tempur Sealy International net sales increased 5.7% to $304.8 million as compared to $288.3 million in the first quarter of 2024, primarily driven by the success of new product launches. On a constant currency basis(1), International net sales increased 7.7% as compared to the first quarter of 2024. Net sales through the wholesale channel increased $5.3 million, or 4.9%, to $114.2 million as compared to the first quarter of 2024. Net sales through the direct channel increased $11.2 million, or 6.2%, to $190.6 million as compared to the first quarter of 2024.

International gross margin improved 130 basis points to 49.0% as compared to 47.7% in the first quarter of 2024. The improvement was primarily driven by decreased product launch costs.

International operating margin improved 130 basis points to 16.8% as compared to 15.5% in the first quarter of 2024. The improvement was primarily driven by the improvement in gross margin.

Mattress Firm net sales were $593.7 million for the stub period. All Mattress Firm sales are reported through the direct channel.

Mattress Firm gross margin was 32.2% for the stub period. Adjusted gross margin(1) was 35.1% for the stub period.

Mattress Firm operating margin was 1.1% for the stub period. Adjusted operating margin(1) was 7.2% for the stub period.

Corporate operating expense increased to $85.0 million as compared to $47.7 million in the first quarter of 2024, primarily driven by costs related to the acquisition of Mattress Firm. Adjusted operating expense(1) was $32.8 million as compared to $32.9 million in the first quarter of 2024.

Consolidated net loss was $(33.1) million as compared to net income of $76.3 million in the first quarter of 2024, primarily driven by the acquisition of Mattress Firm. Adjusted net income(1) increased 8.1% to $97.0 million as compared to $89.7 million in the first quarter of 2024. Loss per share was $(0.17) as compared to earnings per share of $0.43 in the first quarter of 2024. Adjusted EPS(1) decreased 2.0% to $0.49 as compared to $0.50 in the first quarter of 2024.

The Company ended the first quarter of 2025 with total debt of $5.1 billion and consolidated indebtedness less netted cash(1) of $5.0 billion. Leverage based on the ratio of consolidated indebtedness less netted cash(1) to adjusted EBITDA(1) was 3.51 times for the trailing twelve months ended March 31, 2025.

(1) This is a non-GAAP financial measure. Please refer to "Non-GAAP Financial Measures and Constant Currency Information" below.

Financial Guidance

For the full year 2025, the Company revised its expectations for an adjusted EPS(1) range of $2.30 to $2.65. This contemplates the Company's current sales outlook, which includes approximately 11 months of expected Mattress Firm operations, net of intercompany sales, and the previously announced divestiture of Sleep Outfitters and 73 Mattress Firm stores, which closed on May 1, 2025.

The Company noted that its expectations are based on information available at the time of this release, and are subject to changing conditions and risks, many of which are outside the Company's control, including the possible imposition of new tariffs or retaliatory tariffs, increases in existing tariffs and other changes in trade policy and regulations, and the resulting uncertainty of the macroeconomic environment. The Company is unable to reconcile forward‐looking adjusted EPS, a non‐GAAP financial measure, to EPS, its most directly comparable forward‐looking GAAP financial measure, without unreasonable efforts, because the Company is currently unable to predict with a reasonable degree of certainty the type and extent of certain items that would be expected to impact EPS in 2025.

Dividend Declared

The Company's Board of Directors declared a quarterly cash dividend of $0.15 per share, payable on June 5, 2025, to shareholders of record at the close of business on May 22, 2025.

Prior Period Recast

Prior period information on the condensed consolidated statements of (loss) income has been recast to conform to the current period presentation for the reclassification of certain costs from selling and marketing expenses to cost of sales.

Conference Call Information

Somnigroup International Inc. will host a live conference call to discuss financial results today, May 8, 2025, at 8:00 a.m. Eastern Time. The call will be webcast and can be accessed on the Company's investor relations website at investor.somnigroup.com. After the conference call, a webcast replay will remain available on the investor relations section of the Company's website for 30 days.

Non-GAAP Financial Measures and Constant Currency Information

For additional information regarding EBITDA, adjusted EBITDA, adjusted EPS, adjusted net income, adjusted gross profit, adjusted gross margin, adjusted operating income (expense), adjusted operating margin, consolidated indebtedness and consolidated indebtedness less netted cash (all of which are non-GAAP financial measures), please refer to the reconciliations and other information included in the attached schedules. For information on the methodology used to present information on a constant currency basis, please refer to "Constant Currency Information" included in the attached schedules.

Forward-Looking Statements

This press release contains statements that may be characterized as "forward-looking," within the meaning of the federal securities laws. Such statements might include information concerning one or more of the Company's plans, guidance, objectives, goals, strategies, and other information that is not historical information. When used in this release, the words "assumes," "estimates," "expects," "guidance," "anticipates," "might," "projects," "plans," "proposed," "targets," "intends," "believes," "will," "contemplates" and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements relating to the Company's expectations regarding the Mattress Firm acquisition, expectations regarding post-closing supply agreements, future performance, integration of acquired companies with our business, the Company's expected quarterly results, full year guidance and outperformance relative to the broader industry, the Company's quarterly cash dividend, the Company's expectations regarding geopolitical events (including the war in Ukraine and the conflict in the Middle East), the imposition of new tariffs or retaliatory tariffs, increases in existing tariffs and other changes in trade policy and regulations, loss of suppliers and disruptions in the supply of raw materials, the macroeconomic environment including its impact on consumer behavior, foreign exchange rates and fluctuations in such rates, the bedding industry, financial infrastructure, adjusted EPS for 2025 and subsequent periods and the Company's expectations for sales and adjusted EPS growth, product launches, expected hiring and advertising, capital project timelines, channel growth, acquisitions and commodities outlook. Any forward-looking statements contained herein are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations, meet its guidance, or that these beliefs will prove correct.

Numerous factors, many of which are beyond the Company's control, could cause actual results to differ materially from any that may be expressed herein as forward-looking statements. These potential risks include Mattress Firm's ongoing operations; the ability to successfully integrate Mattress Firm into the Company's operations and realize synergies from the transaction; the possibility that the expected benefits of the acquisition are not realized when expected or at all; general economic, financial and industry conditions, particularly conditions relating to the financial performance and related credit issues present in the retail sector, as well as consumer confidence and the availability of consumer financing; the impact of the macroeconomic environment in both the U.S. and internationally on Mattress Firm and the Company; uncertainties arising from national and global events; industry competition; the effects of consolidation of retailers on revenues and costs; and consumer acceptance and changes in demand for Mattress Firm's and the Company's products and the factors discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2024. There may be other factors that may cause the Company's actual results to differ materially from the forward-looking statements. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

About Somnigroup International Inc.

Somnigroup (NYSE: SGI) is the world's largest bedding company, dedicated to improving people's lives through better sleep. With superior capabilities in design, manufacturing, distribution and retail, we deliver breakthrough sleep solutions and serve the evolving needs of consumers in more than 100 countries worldwide through our fully-owned businesses, Tempur Sealy, Mattress Firm and Dreams. Our portfolio includes the most highly recognized brands in the industry, including Tempur-Pedic®, Sealy®, Stearns & Foster® and Sleepy's®, and our global omni-channel platform enables us to meet consumers wherever they shop, offering a personal connection and innovation to provide a unique retail experience and tailored sleep solutions.

We seek to deliver long-term value for our shareholders through prudent capital allocation, including managing investments in our businesses. We are guided by our core value of Doing the Right Thing and committed to our global responsibility to protect the environment and the communities in which we operate. For more information, please visit www.somnigroup.com.

Investor Relations Contact:

Aubrey Moore
Investor Relations
Somnigroup International Inc.
Investor.relations@somnigroup.com

SOMNIGROUP INTERNATIONAL INC. AND SUBSIDIARIES
Condensed Consolidated Statements of (Loss) Income
(in millions, except percentages and per common share amounts)
(unaudited)

	Three Months Ended
	March 31,		Chg %
	2025	2024
Net sales	$1,604.7	$1,189.4	34.9%
Cost of sales	1,024.2	715.1
Gross profit	580.5	474.3	22.4%
Selling and marketing expenses	362.6	226.7
General, administrative and other expenses	209.5	121.0
Equity income in earnings of unconsolidated affiliates	(4.8)	(4.9)
Operating income	13.2	131.5	(90.0)%

Other expense, net:
Interest expense, net	61.3	34.3
Other expense (income), net	1.2	(0.3)
Total other expense, net	62.5	34.0

(Loss) income before income taxes	(49.3)	97.5	(150.6)%
Income tax benefit (provision)	16.5	(20.7)
Net (loss) income before non-controlling interest	(32.8)	76.8	(142.7)%
Less: Net income attributable to non-controlling interest	0.3	0.5
Net (loss) income attributable to Somnigroup International Inc.	$(33.1)	$76.3	(143.4)%

(Loss) earnings per common share:
Basic	$(0.17)	$0.44	(138.6)%
Diluted	$(0.17)	$0.43	(139.5)%

Weighted average common shares outstanding:
Basic	194.9	173.6
Diluted	198.9	178.0

SOMNIGROUP INTERNATIONAL INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in millions)

	March 31, 2025	December 31, 2024
ASSETS	(unaudited)

Current Assets:
Cash and cash equivalents	$111.1	$117.4
Accounts receivable, net	341.8	404.5
Inventories	680.8	447.0
Prepaid expenses and other current assets	198.1	96.5
Assets held for sale	92.7	—
Total Current Assets	1,424.5	1,065.4
Restricted cash	—	1,592.3
Property, plant and equipment, net	967.5	811.1
Goodwill	4,550.6	1,066.7
Trade name and other intangible assets, net	2,362.6	700.5
Operating lease right-of-use assets	1,818.5	598.8
Deferred income taxes	15.8	15.3
Other non-current assets	190.2	130.3
Total Assets	$11,329.7	$5,980.4

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$474.4	$360.5
Accrued expenses and other current liabilities	649.3	393.9
Short-term operating lease obligations	378.0	126.8
Current portion of long-term debt	112.3	69.5
Income taxes payable	10.6	9.6
Liabilities held for sale	68.8	—
Total Current Liabilities	1,693.4	960.3
Long-term debt, net	4,920.7	3,740.4
Long-term operating lease obligations	1,527.9	532.1
Deferred income taxes	303.5	108.3
Other non-current liabilities	133.9	71.0
Total Liabilities	8,579.4	5,412.1

Redeemable non-controlling interest	8.6	9.3

Total Stockholders' Equity	2,741.7	559.0
Total Liabilities, Redeemable Non-Controlling Interest and Stockholders' Equity	$11,329.7	$5,980.4

SOMNIGROUP INTERNATIONAL INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Three Months Ended
	March 31,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income before non-controlling interest	$(32.8)	$76.8
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	57.7	39.2
Amortization of stock-based compensation	8.4	9.2
Amortization of deferred financing costs	1.7	0.9
Bad debt expense	4.7	3.8
Deferred income taxes	—	0.1
Dividends received from unconsolidated affiliates	5.5	4.9
Equity income in earnings of unconsolidated affiliates	(4.8)	(4.9)
Foreign currency adjustments and other	0.8	0.1
Changes in operating assets and liabilities, net of effect of business acquisitions	65.2	0.1
Net cash provided by operating activities	106.4	130.2

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(24.0)	(31.5)
Acquisitions, net of cash acquired	(2,835.0)	—
Other	0.1	0.3
Net cash used in investing activities	(2,858.9)	(31.2)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings under long-term debt obligations	1,880.4	478.1
Repayments of borrowings under long-term debt obligations	(663.1)	(481.8)
Proceeds from exercise of stock options	1.0	0.3
Treasury stock repurchased	(37.5)	(43.8)
Dividends paid	(32.9)	(24.9)
Repayments of finance lease obligations and other	(5.8)	(5.8)
Net cash provided by (used in) financing activities	1,142.1	(77.9)

NET EFFECT OF EXCHANGE RATE CHANGES ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	11.8	(3.5)
Decrease in cash, cash equivalents and restricted cash	(1,598.6)	17.6
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, beginning of period	1,709.7	74.9
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, end of period	$111.1	$92.5

Summary of Channel Sales

The following table highlights net sales information, by channel and by business segment, for the three months ended March 31, 2025 and 2024:

	Three Months Ended March 31,
(in millions)	Consolidated		Tempur Sealy North America		Tempur Sealy International		Mattress Firm (c)
	2025	2024	2025	2024	2025	2024	2025	2024
Wholesale (a)	$698.7	$885.8	$584.5	$776.9	$114.2	$108.9	$—	$—
Direct (b)	906.0	303.6	121.7	124.2	190.6	179.4	593.7	—
	$1,604.7	$1,189.4	$706.2	$901.1	$304.8	$288.3	$593.7	$—

(a)	The Wholesale channel includes all third party retailers, including third party distribution, hospitality and healthcare.
(b)	The Direct channel includes company-owned stores, online and call centers.
(c)	Mattress Firm results were consolidated for the stub period after closing the transaction.

SOMNIGROUP INTERNATIONAL INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(in millions, except percentages, ratios and per common share amounts)

The Company provides information regarding adjusted net income, EBITDA, adjusted EBITDA, adjusted EPS, adjusted gross profit, adjusted gross margin, adjusted operating income (expense), adjusted operating margin, consolidated indebtedness and consolidated indebtedness less netted cash, which are not recognized terms under GAAP and do not purport to be alternatives to net income, earnings per share, gross profit, gross margin, operating income (expense) and operating margin as a measure of operating performance, or an alternative to total debt as a measure of liquidity. The Company believes these non-GAAP financial measures provide investors with performance measures that better reflect the Company's underlying operations and trends, providing a perspective not immediately apparent from net income, gross profit, gross margin, operating income (expense) and operating margin. The adjustments management makes to derive the non-GAAP financial measures include adjustments to exclude items that may cause short-term fluctuations in the nearest GAAP financial measure, but which management does not consider to be the fundamental attributes or primary drivers of the Company's business.

The Company believes that exclusion of these items assists in providing a more complete understanding of the Company's underlying results from operations and trends, and management uses these measures along with the corresponding GAAP financial measures to manage the Company's business, to evaluate its consolidated and business segment performance compared to prior periods and the marketplace, to establish operational goals and to provide continuity to investors for comparability purposes. Limitations associated with the use of these non-GAAP financial measures include that these measures do not present all of the amounts associated with the Company's results as determined in accordance with GAAP. These non-GAAP financial measures should be considered supplemental in nature and should not be construed as more significant than comparable financial measures defined by GAAP. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies. For more information about these non-GAAP financial measures and a reconciliation to the nearest GAAP financial measure, please refer to the reconciliations on the following pages.

Constant Currency Information

In this press release the Company refers to, and in other press releases and other communications with investors the Company may refer to, net sales, earnings or other historical financial information on a "constant currency basis", which is a non-GAAP financial measure. These references to constant currency basis do not include operational impacts that could result from fluctuations in foreign currency rates. To provide information on a constant currency basis, the applicable financial results are adjusted based on a simple mathematical model that translates current period results in local currency using the comparable prior corresponding period's currency conversion rate. This approach is used for countries where the functional currency is the local country currency. This information is provided so that certain financial results can be viewed without the impact of fluctuations in foreign currency rates, thereby facilitating period-to-period comparisons of business performance.

Adjusted Net Income and Adjusted EPS

A reconciliation of reported net (loss) income to adjusted net income and the calculation of adjusted EPS are provided below. Management believes that the use of these non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments as described in the footnotes at the end of this release.

The following table sets forth the reconciliation of the Company's reported net (loss) income to adjusted net income and the calculation of adjusted EPS for the three months ended March 31, 2025 and 2024:

	Three Months Ended
(in millions, except per share amounts)	March 31, 2025	March 31, 2024
Net (loss) income	$(33.1)	$76.3
Acquisition-related costs (1)	114.2	—
Transaction costs (2)	51.9	14.8
Transaction-related interest expense, net (3)	6.8	—
Supply chain transition costs (4)	3.5	—
Operational start-up costs (5)	—	3.1
Adjusted income tax provision (6)	(46.3)	(4.5)
Adjusted net income	$97.0	$89.7

Adjusted earnings per common share, diluted	$0.49	$0.50

Diluted shares outstanding	198.9	178.0

Please refer to Footnotes at the end of this release.

Adjusted Gross Profit, Adjusted Gross Margin, Adjusted Operating Income (Expense) and Adjusted Operating Margin

A reconciliation of gross profit and gross margin to adjusted gross profit and adjusted gross margin, respectively, and operating income (expense) and operating margin to adjusted operating income (expense) and adjusted operating margin, respectively, are provided below. Management believes that the use of these non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments as described in the footnotes at the end of this release.

The following table sets forth the reconciliation of the Company's reported gross profit and operating income (expense) to the calculation of adjusted gross profit and adjusted operating income (expense) for the three months ended March 31, 2025.

	1Q 2025
(in millions, except percentages)	Consolidated	Margin	Tempur Sealy North America	Margin	Tempur Sealy International	Margin	Mattress Firm	Margin	Corporate
Net sales	$1,604.7		$706.2		$304.8		$593.7		$—

Gross profit	$580.5	36.2%	$240.0	34.0%	$149.3	49.0%	$191.2	32.2%	$—
Adjustments:
Acquisition-related costs (1)	95.4		78.0		—		17.4		—
Supply chain transition costs (4)	1.9		1.9		—		—		—
Total adjustments	97.3		79.9		—		17.4		—

Adjusted gross profit	$677.8	42.2%	$319.9	45.3%	$149.3	49.0%	$208.6	35.1%	$—

Operating income (expense)	$13.2	0.8%	$40.3	5.7%	$51.1	16.8%	$6.8	1.1%	$(85.0)
Adjustments:
Acquisition-related costs (1)	114.2		78.0		—		34.2		2.0
Transaction costs (2)	51.9		—		—		1.7		50.2
Supply chain transition costs (4)	3.5		3.5		—		—		—
Total adjustments	169.6		81.5		—		35.9		52.2

Adjusted operating income (expense)	$182.8	11.4%	$121.8	17.2%	$51.1	16.8%	$42.7	7.2%	$(32.8)

Please refer to Footnotes at the end of this release.

The following table sets forth the reconciliation of the Company's reported gross profit and operating income (expense) to the calculation of adjusted gross profit and adjusted operating income (expense) for the three months ended March 31, 2024:

	1Q 2024
(in millions, except percentages)	Consolidated	Margin	Tempur Sealy North America	Margin	Tempur Sealy International	Margin	Corporate
Net sales	$1,189.4		$901.1		$288.3		$—

Gross profit	$474.3	39.9%	$336.7	37.4%	$137.6	47.7%	$—
Adjustments:
Operational start-up costs (5)	3.1		3.1		—		—
Total adjustments	3.1		3.1		—		—

Adjusted gross profit	$477.4	40.1%	$339.8	37.7%	$137.6	47.7%	$—

Operating income (expense)	$131.5	11.1%	$134.4	14.9%	$44.8	15.5%	$(47.7)
Adjustments:
Transaction costs (2)	14.8		—		—		14.8
Operational start-up costs (5)	3.1		3.1		—		—
Total adjustments	17.9		3.1		—		14.8

Adjusted operating income (expense)	$149.4	12.6%	$137.5	15.3%	$44.8	15.5%	$(32.9)

Please refer to Footnotes at the end of this release.

EBITDA, Adjusted EBITDA and Consolidated Indebtedness less Netted Cash

The following reconciliations are provided below:

•Net income to EBITDA and adjusted EBITDA
•Ratio of consolidated indebtedness less netted cash to adjusted EBITDA
•Total debt, net to consolidated indebtedness less netted cash

Management believes that presenting these non-GAAP measures provides investors with useful information with respect to the Company's operating performance, cash flow generation and comparisons from period to period, as well as general information about the Company's leverage.

The Company's credit agreement (the "2023 Credit Agreement") provides the definition of adjusted EBITDA. Accordingly, the Company presents adjusted EBITDA to provide information regarding the Company's compliance with requirements under the 2023 Credit Agreement.

The following table sets forth the reconciliation of the Company's reported net income to the calculations of EBITDA and adjusted EBITDA for the three months ended March 31, 2025 and 2024:

	Three Months Ended
(in millions)	March 31, 2025	March 31, 2024
Net (loss) income	$(33.1)	$76.3
Interest expense, net	54.5	34.3
Transaction-related interest expense, net (3)	6.8	—
Income tax (benefit) provision	(16.5)	20.7
Depreciation and amortization	66.6	49.0
EBITDA	$78.3	$180.3
Adjustments:
Acquisition-related costs (1)	114.2	—
Transaction costs (2)	51.9	14.8
Supply chain transition costs (4)	3.5	—
Operational start-up costs (5)	$—	$3.1
Adjusted EBITDA	$247.9	$198.2

Please refer to Footnotes at the end of this release.

The following table sets forth the reconciliation of the Company's net income to the calculations of EBITDA and adjusted EBITDA for the trailing twelve months ended March 31, 2025:

Trailing Twelve Months Ended
(in millions)	March 31, 2025
Net income	$274.9
Interest expense, net	145.2
Transaction-related interest expense, net (3)	16.6
Income tax provision	81.4
Depreciation and amortization	221.5
EBITDA	$739.6
Adjustments:
Acquisition-related costs (1)	114.2
Transaction costs (2)	84.9
Customer-related transition charges (7)	26.7
Supply chain transition costs (4)	13.0
Cybersecurity event (8)	(4.9)
Adjusted EBITDA	$973.5
Adjustments for financial covenant purposes:
Loss from unrestricted subsidiary (9)	10.1
Earnings from Mattress Firm prior to acquisition (10)	329.6
Future synergies to be realized from Mattress Firm acquisition (11)	100.0
Adjusted EBITDA per credit facility	$1,413.2

Consolidated indebtedness less netted cash	$4,958.8

Ratio of consolidated indebtedness less netted cash to adjusted EBITDA per credit facility	3.51 times

Under the 2023 Credit Agreement, the definition of adjusted EBITDA per credit facility contains certain restrictions that limit adjustments to net income when calculating adjusted EBITDA. For the trailing twelve months ended March 31, 2025, the Company's adjustments to net income when calculating adjusted EBITDA did not exceed the allowable amount under the 2023 Credit Agreement.

The ratio of consolidated indebtedness less netted cash to adjusted EBITDA per credit facility is 3.51 times for the trailing twelve months ended March 31, 2025. The 2023 Credit Agreement requires the Company to maintain a ratio of consolidated indebtedness less netted cash to adjusted EBITDA of less than 5.00 times.

The following table sets forth the reconciliation of the Company's reported total debt to the calculation of consolidated indebtedness less netted cash as of March 31, 2025. "Consolidated Indebtedness" and "Netted Cash" are terms used in the 2023 Credit Agreement for purposes of certain financial covenants.

(in millions)	March 31, 2025
Total debt, net	$5,033.0
Plus: Deferred financing costs (12)	36.9
Consolidated indebtedness	5,069.9
Less: Netted cash (13)	111.1
Consolidated indebtedness less netted cash	$4,958.8

Please refer to Footnotes at the end of this release.

Footnotes:

(1)	In the first quarter of 2025, the Company recorded $114.2 million of acquisition-related costs. Cost of sales included $95.4 million, primarily related to one-time business combination accounting and purchase price allocation adjustments. Operating expenses included $18.8 million of professional fees and restructuring costs.
(2)	In the first quarter of 2025, the Company recorded $51.9 million of transaction costs associated with the Mattress Firm acquisition. Operating expenses primarily included legal and professional fees associated with the Mattress Firm acquisition. In the first quarter of 2024, the Company recorded $14.8 million of transaction costs primarily related to legal and professional fees associated with the Mattress Firm acquisition. In the trailing twelve months ended March 31, 2025, the Company recognized $84.9 million of transaction costs associated with the Mattress Firm acquisition.
(3)	In the first quarter of 2025, the Company incurred $6.8 million of transaction-related interest expense, net of interest income, related to the Term B Loan drawn and held in escrow. The proceeds of the Term B Loan were released upon the closing of the acquisition of Mattress Firm on February 5, 2025. In the trailing twelve months ended March 31, 2025, the Company recognized $16.6 million of transaction related interest expense, net of interest income.
(4)	In the first quarter of 2025, the Company recorded $3.5 million of supply chain transition costs associated with the consolidation of certain manufacturing facilities, with $1.9 million recorded in cost of sales and $1.6 million recorded in operating expenses. In the trailing twelve months ended March 31, 2025, the Company recognized $13.0 million in supply chain transition costs.
(5)	In the first quarter of 2024, the Company recorded $3.1 million of operational start-up costs related to the capacity expansion of its manufacturing and distribution facilities in the U.S., including personnel and facility related costs.
(6)	Adjusted income tax provision represents the tax effects associated with the aforementioned items.
(7)	In the trailing twelve months ended March 31, 2025, the Company recorded $26.7 million of transition charges as a result of a customer's acquisition which foreclosed on our OEM distribution to this customer.
(8)	In the trailing twelve months ended March 31, 2025, the Company received proceeds of $4.9 million for an insurance claim related to the previously disclosed cybersecurity event identified on July 23, 2023.
(9)	A subsidiary in the Tempur Sealy North America business segment was accounted for as held for sale and designated as an unrestricted subsidiary under the 2023 Credit Agreement. Therefore, this subsidiary's financial results were excluded from the Company's adjusted financial measures for covenant compliance purposes.
(10)	The Company completed the Mattress Firm acquisition on February 5, 2025 and designated this subsidiary as restricted under the 2023 Credit Agreement. For covenant compliance purposes, the Company included $329.6 million of Mattress Firm adjusted EBITDA for the period prior to acquisition in the Company's calculation of adjusted EBITDA per credit facility for the trailing twelve months ended March 31, 2025.
(11)	For the trailing twelve months ended March 31, 2025, the Company is permitted to include $100.0 million of future synergies expected to be realized in connection with acquisitions for the purpose of calculating the Company's adjusted EBITDA in accordance with the 2023 Credit Agreement.
(12)
The Company presents deferred financing costs as a direct reduction from the carrying amount of the related debt in the Condensed Consolidated Balance Sheets. For purposes of determining total debt for financial covenant purposes, the Company has added these costs back to total debt, net as calculated per the Condensed Consolidated Balance Sheets.

(13)	Netted cash includes cash and cash equivalents for domestic and foreign subsidiaries designated as restricted subsidiaries in the 2023 Credit Agreement.